Exhibit 99.1

NEWS RELEASE

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97034

www.calypte.com

Company Contact:	Investor Relations Contact:
Theodore R Gwin, Chief Financial Officer	Tim Clemensen,
(971) 204-0282	Rubenstein Investor Relations
email:tgwin@calypte.com	Phone: (212) 843-9337
email:tclemensen@rubensteinir.com

Calypte Announces Results of 2006 Annual Stockholders’ Meeting
CEO Comments on Progress Toward Chinese SFDA Approval

Lake Oswego, OR - December 18, 2006 - Calypte Biomedical Corporation (OTCBB: CBMC), medical diagnostic tests manufacturer for the detection of antibodies to the human immunodeficiency virus (HIV) for the professional point of care (PRO) and over the counter (OTC) segments of the market today announced the results of its 2006 Annual Stockholders’ Meeting held on December 15, 2006 at its headquarters location in Lake Oswego, Oregon.

The Company reported that its stockholders approved the following proposals:

1.
To re-elect the five current directors of the Company; Mr. Roger I. Gale, Chairman and Chief Executive Officer; Mr. John J. DiPietro; Mr. Paul E. Freiman; Dr. Julius R. Krevans, M.D; and Mr. Maxim A. Soulimov, who will hold office until the next Annual Meeting of Stockholders or until their successors are elected; and

2.
To ratify the appointment by the Audit Committee and the Board of Directors of Odenberg Ullakko Muranishi & Co. LLP (“OUM”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2006.

Mr. Roger Gale provided an update to the Stockholders in attendance, commenting on recent sales progress in the regions where the Company has approval of its Aware™ HIV-1/2 OMT (oral fluid) rapid test, specifically Russia, the Middle East and Africa. When asked about a sales outlook, Mr. Gale acknowledged the difficulty of estimating the results from these early-stage efforts, but indicated that the company is internally forecasting sales in the range of $4.5 million to $4.7 million for 2007. Although the Company does not expect this sales level to result in cash flow breakeven, it is optimistic that sales could exceed this level as several of the initiatives, including high-profile charities, certain private sector groups, and various government agencies could each result in significant sales demand.

Mr. Gale was also optimistic concerning the progress in China, stating “Dr. Ron Mink, Calypte’s Chief Science Officer, was invited to attend the Chinese State Food and Drug Administration’s (“SFDA”) Expert Panel Meeting held on December 4, 2006 in Beijing, China, where the Company, made a presentation and answered technical questions before a panel of 10 experts regarding its Aware™ HIV-1/2 OMT test. The SFDA has an approval process similar to that of the U.S. FDA and in that respect, this presentation is one of the later parts of the process. Although the panel needs to review the inputs from the meeting as well as other information in reaching its decision on our application, we think the meeting went well and that we satisfactorily addressed all of the panel’s questions. We will continue to keep you informed as we prepare for our sales launch in China.”

Mr. Gale continued, “Our factory in China has been readied for the production of our Aware™ products; equipment is in place and personnel have been trained. When we have completed our GMP approval, we expect to be able to supply both the Chinese and export markets, as sales demand dictates. We have a planned capacity of approximately 10 million tests per month and, through our joint venture, own land for expansion as needed. We are optimistic about our opportunity to serve the Chinese market and other key regions where the HIV/AIDS pandemic is expected to grow over the next several years. We believe our efforts to help identify HIV infections in a simple, quick and non-invasive way will be a part of the solution in helping to bring the disease under control.”

About Calypte Biomedical:

Calypte Biomedical Corporation (www.calypte.com) is a U.S.-based healthcare company focused on the development and commercialization of rapid testing products for sexually transmitted diseases such as the AwareTM HIV-1/2 OMT test that are suitable for use at the point of care and at home. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in developing countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company’s ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2005 and its subsequent filings with the SEC.